Exhibit 5

Bank of America Center	Telephone (804) 644-1400
1111 East Main Street	Telefax (804) 225-8706
P.O. Box 561	______________
Richmond, Virginia
23218-0561
www.cantorarkema.com

September 26, 2007

First Capital Bancorp, Inc.

4222 Cox Road

Suite 200

Glen Allen, VA 23060

Ladies and Gentlemen:

We are acting as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission with respect to 333,489 shares of Common Stock, par value $4.00 per share (the “Shares”), of First Capital Bancorp, Inc. (the “Company”) which are proposed to be offered for sale as described in the Registration Statement.

We are of the opinion that:

1.	The Company is duly organized and validly existing under the laws of the Commonwealth of Virginia;

2.	The 333,489 Shares covered by the Registration Statement have been duly authorized; and

3.	The 333,489 Shares covered by the Registration Statement, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

In arriving at the foregoing opinion, we have relied upon, among other things, our examination of such corporate records of the Company and certificates of Officers of the Company and of public officials as we have deemed appropriate.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the use of our name wherever appearing in the Registration Statement.

Very truly yours,

/s/ Cantor Arkema, P.C.
Cantor Arkema, P.C.